SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         May 9, 2003

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, St. Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, include area code: 651-293-2233

(Not applicable)
(Former name or former address, if changed from last report.)

Item 5.  Other Events.

A.                                   On May 9, 2003, the Board of Directors of Ecolab Inc. declared a two-for-one stock split (“Stock Split”), to be effected in the form of a 100% stock dividend, payable on June 6, 2003 to the holders of record of shares of Common Stock, par value $1.00 per share, of the Registrant (“Common Stock”) at the close of business on May 23, 2003.   The Board of Directors also declared a cash dividend on the post-split shares of $0.0725 per share, payable on July 15, 2003 to the holders of record of shares of Common Stock on June 17, 2003.

A copy of the News Release issued by the Registrant on May 9, 2003, is attached as Exhibit (99) and incorporated by reference herein.

B.                                     Pursuant to Rule 416 of the Securities Act of 1933, as amended, effective on the May 23, 2003 record date for the Stock Split, the following Registration Statements shall be deemed to cover the additional securities resulting from the Stock Split:  Registration Nos. 333-95043; 333-18627; 333-70835; 333-95041; and 333-50969.

C.                                     In connection with the Stock Split, the number of Rights (the “Rights”) associated with  each share of Common Stock pursuant to the terms of the Rights Agreement, as amended, between Ecolab Inc. and EquiServe Trust Company, N.A., as Rights Agent, dated as of February 24, 1996 (the “Rights Agreement”) will be adjusted as provided in the Rights Agreement.  The Rights are registered on a Form 8-A filed with the Securities and Exchange Commission on February 28, 1996 (File No. 1-9328), as subsequently amended on December 15, 1997 and November 5, 2003.

Each pre-split share of Common Stock is presently associated with one-half Right.  Each whole Right, subject to adjustment as provided in the Rights Agreement, entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $115 per Right.  Upon payment of the Stock Split, each outstanding share of Common Stock will be associated with one-quarter (1/4) of a Right and one-quarter (1/4) of a Right will be attached to each share of Common Stock issued in connection with the Stock Split.  Thereafter, until the Distribution Date (as defined in the Rights Agreement), the Registrant will issue one-quarter (1/4) of a Right with each share of Common Stock that shall become outstanding so that all such shares will have attached Rights.

Item 7.    Financial Statements and Exhibits.

(c) Exhibits.

(3)	Restated Certificate of Incorporation of Ecolab Inc.
(99)	Ecolab Inc. News Release dated May 9, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

	By:	/s/Timothy P. Dordell
Timothy P. Dordell
Assistant Secretary

Date: May 12, 2003

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing
(3)	Restated Certificate of Incorporation of Ecolab Inc.	Filed herewith electronically.
(99)	Ecolab Inc. News Release dated May 9, 2003.	Filed herewith electronically.